EXHIBIT 16

SEALE AND BEERS, CPAs

PCAOB & CPAB REGISTERED AUDITORS

www.sealebeers.com

December 8, 2009

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

The firm of Seale and Beers, CPAs was previously principal accountant for GWS Technologies, Inc. but never audited or reviewed any of the financial statements of the Company prior to our dismissal on September 11, 2009.

We have read the Company's statements included under item 4.01 of its Form 8-K/A dated November 17, 2009, and we agree with such statements contained therein.

We have no knowledge of the Company’s consultations with their successor auditor, or lack thereof.

Sincerely,

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs

Seale and Beers, CPAs PCAOB & CPAB Registered Auditors
6490 WEST DESERT INN RD, LAS VEGAS, NEVADA 89146 (702) 253-7492 Fax: (702)253-7501